EXHIBIT 10.2
AMENDMENT NO. 1 TO
ASSOCIATED ESTATES REALTY CORPORATION
DIRECTORS’ DEFERRED COMPENSATION PLAN
(as amended December 2009)
Associated Estates Realty Corporation (the “Company”) hereby adopts this Amendment No. 1 to the Associated Estates Realty Corporation Directors’ Deferred Compensation Plan (as amended December 2009) (the “Plan”), effective as of April 21, 2015. Notwithstanding anything to the contrary, if that certain Agreement and Plan of Merger, dated April 22, 2015, between BSREP II Aries Pooling LLC, BSREP II Aries DE Merger Sub Inc. and Associated Estates Realty Corporation (the “Merger Agreement”) terminates without the consummation of the merger contemplated thereunder, this Amendment No. 1 shall terminate without giving any effect to its terms and the Plan terms in effect prior to this Amendment No. 1 shall continue to apply.
I.
Section 4(c) of the Plan is hereby amended by adding the following to the end thereof:
“Notwithstanding the foregoing, at the date and time that the merger contemplated by that certain Agreement and Plan of Merger, dated April 22, 2015, between BSREP II Aries Pooling LLC, BSREP II Aries DE Merger Sub Inc. and Associated Estates Realty Corporation (the “Merger Agreement”) is consummated (the “Effective Time”), the number of Share Units (including fractions of a Share Unit) in each Participant’s Deferral Account will be adjusted and converted into an amount denominated in cash equal to the product of (A) the number of Share Units in the Deferral Account immediately before the Effective Time and (B) the Merger Consideration (as defined in the Merger Agreement). At and after the Effective Time, (I) no amounts credited to a Deferral Account will be assigned a number of Share Units and (II) each Deferral Account will be credited with interest at the Interest Rate, compounded on an annual basis for each calendar year and credited on January 1 of each year on the average balance in the Deferral Account during the prior year; provided, however, that the interest credited on January 1, 2016, will be credited on the average balance in the applicable Deferral Account from the Effective Time to December 31, 2015. For purposes of this Section 4(c), “Interest Rate” means 8%.”

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II.
Section 5 of the Plan is hereby amended by inserting the following new sentence at the end thereof:
“Notwithstanding any provision of this Plan to the contrary, any distribution at or after the Effective Time will be made in cash instead of in common shares.”
III.
The first sentence of Section 8 of the Plan is hereby amended in its entirety to read as follows:
“The Board of Directors of the Company may amend or terminate this Plan at any time and from time to time; provided, however, that after the Effective Time, the definition of “Interest Rate” may not be amended if such amendment would result in an Interest Rate that is lower than 8%.”

IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to the Plan to be executed as of the Effective Date.
ASSOCIATED ESTATES REALTY CORPORATION
/s/ Jeffrey I. Friedman
By: Jeffrey I. Friedman
Title: Chairman, President and
Chief Executive Officer

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